February 27, 2017

Bill Otten
3868 Whittington Dr. NE
Atlanta, GA 30342

Dear Bill,

I am pleased to offer you the position of Executive Vice President of Sales at HealthEquity, Inc. (hereinafter referred to as the Company) upon the following terms and conditions:

DATE OF COMMENCEMENT
Your employment will commence on April 15, 2017. This offer is contingent upon completion of a successful background check, and the execution of the Team Member Confidentiality and Non-Competition Agreement containing non-compete, non-solicit and non-disclosure provisions attached to this offer letter as Exhibit A.

COMPENSATION PACKAGE
Commencing April 15, 2017 your salary will be equivalent to $225,000.00 per year and will be paid twice monthly on the 15th and last day of every month, equating to 24 pay periods per calendar year.

As the Executive Vice President of Sales at HealthEquity you will participate in the Company’s Executive sales bonus plan, pursuant to which you will be eligible to earn an annual performance incentive bonus. The bonus target is equal to 100% of your base pay. This incentive bonus is based upon achievement of certain performance targets, 20% of which will be tied to the achievement of Company-wide goals, and the remaining 80% of which will be tied to the sales team meeting sales targets.

In determining the amount of bonus pay, the Company shall consider your work performance, the Company meeting corporate-wide goals, in addition to the sales team meeting the sales targets. Bonuses are not a guarantee and must be approved by the compensation committee. Further details of this bonus policy are covered in the Executive Bonus Plan document as Exhibit B

In addition to your regular salary and amounts that may become payable to you pursuant to the Company’s bonus plan and sales incentive plan, subject to approval by the Compensation Committee of the Board of Directors of the Company, you will also be granted an equity award of in the form of 43,000 Non-Qualified Stock Options (NQSO) and 10,000 Restricted Stock Units (RSU). Further details regarding the terms and conditions applicable will be provided to you separately.

Upon acceptance of this position, Executive Vice President of Sales at HealthEquity you will be considered a Covered Person and required to comply with the provisions of the HQY Insider Trading Policy, a copy of which is attached to this letter as Exhibit C.

AT WILL EMPLOYMENT
Subject to the terms of this letter, your employment with the Company is at will, which means that either you or the Company may terminate the relationship at any time. As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time. We do ask, however, that you give two weeks’ notice if you decide to terminate your employment. Upon any termination of your employment, except as otherwise provided in this letter, no further payments by the Company to you will be due other than accrued but unpaid salary through the applicable date of your termination and any other accrued benefits to which you may be entitled pursuant to the terms of any benefit plan in which you participate at the time of such termination.

Severance
Although the Company expressly reserves the right to terminate this letter and your employment at any time and for any reason, if your employment with the Company is terminated as a result of a decision by the Company to terminate your employment with the Company (other than for Cause, or by reason of your death or disability), and provided that you sign, deliver and do not revoke a full release of claims (in a form satisfactory to the Company) within twenty-one (21) days (or in the event that such termination is in connection with an exit incentive or other employment termination program, forty-five (45) days) following the date of termination, the Company will continue to pay your base salary as of the time of your termination for a period of six (6) months, beginning with the first full month following your last day of employment, as severance, payable in substantially equal installments in accordance with the Company’s regular payroll practices; provided, however, in the event that any regular payroll date occurs prior to the effective date of the required release of claims, any amount that would otherwise have been payable under this paragraph shall be deferred and paid together with the regular salary installment on the first regular payroll date following such effective date. The severance benefits set forth in this paragraph are your sole and exclusive remedy if your employment with the Company is terminated as a result of a decision by the Company to terminate your employment with the Company (other than for Cause, or by reason of your death or disability) and such severance benefits shall immediately cease should you fail to comply with your obligations under this letter or the Team Member Confidentiality and Non-Competition Agreement.

For purposes of this letter "Cause" means (i) your act(s) of gross negligence or willful misconduct in the course of your employment hereunder, (ii) your willful failure or refusal to perform in any material respect your duties or responsibilities, (iii) your misappropriation (or attempted misappropriation) of any assets or business opportunities of the Company, (iv) embezzlement or fraud committed (or attempted) by you, at your direction, or with your prior actual knowledge, (v) your conviction of, indictment for or pleading guilty or no contest to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or otherwise result in material injury to the reputation or business of the Company, (vi) any material violation by you of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) your material breach of this letter or breach of the Team Member Confidentiality and Non-Competition Agreement. If, within ninety (90) days subsequent to your termination for any reason other than by the Company for Cause, the Company determines that your employment could have been terminated for Cause, your employment will be deemed to have been terminated for Cause for all purposes, and you will be required to disgorge to the Company all amounts received pursuant to this letter or otherwise on account of such termination that would not have been payable to you had such termination been by the Company for Cause.

This letter shall be governed by and interpreted in accordance with the laws of the State of Utah.

We are all looking forward to having you join our team, we anticipate a long and successful future together.

Kindly indicate your understanding and acceptance of this offer letter by signing below and returning a copy of the entire document to Natalie Atwood. Should you have any questions, feel free to contact me at (801)727-1274.

Sincerely,
Natalie Atwood
SVP, People
HealthEquity, Inc.

ACCEPTANCE OF POSITION:

By signing this offer letter, I, Bill Otten, accept the employment offer of Executive Vice President of Sales, at HealthEquity, Inc.

__________________________________________ ____________
Signature Date

Exhibit A
The Team Member Confidentiality and Non-Competition Agreement (see attached)
Exhibit B
HealthEquity Executive Bonus Plan
(see attached)
Exhibit C
HQY Insider Trading Policy (see attached)